Exhibit 99.1

Nortech Systems Announces 2022 First Quarter Results

MINNEAPOLIS - Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, defense and industrial markets, reported results for the first quarter ended March 31, 2022.

2022 First Quarter Highlights

●	Revenue up 39%, or $8.6 million, compared to the first quarter of 2021.
●	Trailing twelve-month revenue as of March 31, 2022 of $124 million, up more than 25% from trailing twelve-month revenue as of March 31, 2021.
●	Gross margin of 13.2%, up 6.1 percentage points compared to the first quarter of 2021.
●	Total backlog of $97.6 million, up over 55% compared to backlog as of March 31, 2021.

Management Commentary

“We were pleased to begin 2022 with continuing positive momentum from last year and we are optimistic about the remainder of this year,” said Jay D. Miller, Chief Executive Officer and President. “In partnership with our customers and suppliers, everyone at Nortech worked diligently to help mitigate ongoing supply chain challenges, inflationary pressures, and lingering pandemic impacts.

“Our team made significant progress in several key performance areas during the quarter, including revenue growth, pricing adjustments, operating cash flow, and new product development,” noted Mr. Miller. Launched last month, Nortech’s Active Optical Xtreme (AOX) cable technologies target challenging data-dependent applications – including factory automation, machine vision and robotics – and complement the Company’s Intercon 1 product line. Mr. Miller added, “Developing select proprietary technologies complements our global manufacturing operations and engineering services.”

2022 First Quarter Results (in thousands)

	Q1 2022	Q1 2021	YoY change
Revenue	$30,711	$22,072	+39%
Gross Profit $	$4,044	$1,561	+159%
Gross Margin %	13.2%	7.1%	+6.1 percentage points
Adjusted EBITDA	$640	$(1,479)	+$2,119

In the first quarter of 2022, revenue totaled $30.7 million. This represents a 39.1% increase from revenue of $22.1 million in the first quarter of 2021. Net income totaled $138,000, or $0.05 per basic and diluted share, in the first quarter of 2022, up from a net loss of ($1.6) million, or ($0.58) per basic and diluted share, in the first quarter of 2021.

In the first quarter of 2022, gross profit was $4.0 million, or 13.2%, compared to gross profit of $1.6 million, or 7.1%, in the first quarter of 2021. Gross profit improvement was primarily due to a combination of higher plant volume and improved operating efficiencies coupled with pricing increases implemented to overcome inflationary cost pressures.

First quarter 2022 operating expenses totaled $3.9 million, a 3.7% increase from first quarter 2021 operating expenses of $3.7 million. The increase in operating expenses was primarily driven by $0.3 million in R&D costs in first quarter of 2022 compared to no R&D expense in the first quarter of 2021. First quarter 2022 R&D expense reflects continued investment in new technologies, such as the recently announced AOX cable platform.

First quarter 2022 EBITDA, or earnings before interest, taxes, depreciation and amortization, totaled $0.6 million, compared to an EBITDA loss of ($1.5) million in the first quarter of 2021.

Business Outlook

Mr. Miller stated that “Nortech’s results in the first quarter of 2022 are a result of great teamwork with our customers, suppliers and the Nortech team working very closely together to meet our combined goals. In 2022, Nortech will continue this successful collaboration as part of our unique fulfillment solution strategy to overcome component shortages, increase plant throughput, and deliver high quality, mission-critical parts as quickly as possible.”

Mr. Miller concluded that “We are also focused on generating growth from our newly announced AOX technology. Innovation is a key component of our growth strategy and we are confident that new product technologies will help lay the groundwork for future revenue opportunities that complement our core business.”

Conference Call

Nortech will hold a live conference call and webcast at 4:00 p.m. central time on Wednesday, May 11, 2022, to discuss the company's first quarter financial results. The call will be hosted by Jay D. Miller, Chief Executive Officer and Chris Jones, Chief Financial Officer. To access the live audio conference call, US participants may call 888-506-0062 and international participants may call 973-528-0011. Participant Access Code: 773256. Participants may also access the call via webcast at: https://www.webcaster4.com/Webcast/Page/2814/45283

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding future financial results or trends in financial results, our ability to adjust pricing to combat inflation, our ability to work with customers and suppliers to overcome supply chain challenges, improving supply chain management, growth due to of new products, technologies and innovations, backlog trends, customer demand, the ability of our supply chain to supply materials on a timely basis, and steady improvement in production output. While this release is based on management's best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) engineering challenges with new products, technologies and innovations; (2) our ability to secure intellectual property rights with respect to new products, technologies, and innovations; (3) the impact of the COVID-19 pandemic on our customers, employees, manufacturing facilities, suppliers, the capital markets, and our financial condition; (4) supply chain disruptions leading to parts shortages for critical components; (5) volatility in market conditions which may affect market supply of and demand for the company's products; (6) increased competition; (7) changes in the reliability and efficiency of operating facilities or those of third parties; (8) risks related to the availability of labor; (9) commodity cost increases coupled with our inability to raise prices charged to our customers; (10) general economic, financial, and business conditions that could affect the company's financial condition and results of operations; (11) the Company's ability to steadily improve manufacturing output throughout the remainder of 2022. Some of the above-mentioned factors are described in further detail in the section entitled "Risk Factors" in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

	THREE MONTHS ENDED
	March 31,
INCOME STATEMENT	Unaudited	Unaudited
	2022	2021

Net Sales	$30,711	$22,072

Cost of Goods Sold	26,667	20,511

Gross Profit	4,044	1,561
	13.2%	7.1%

Operating Expenses
Selling Expenses	833	721
General and Administrative Expenses	2,729	2,796
Research and Development Expenses	328	-
Restructuring Expenses	-	219
Gain on Sale of Assets	(15)	-
Total Operating Expenses	3,875	3,736

Income (Loss) from Operations	169	(2,175)

Other Expense
Interest Expense	(98)	(86)

Income (Loss) Before Income Taxes	71	(2,261)

Income Tax Benefit	(67)	(707)

Net Income (Loss)	$138	$(1,554)

Net Income (Loss) Per Common Share - Basic	$0.05	$(0.58)

Weighted Average Number of Common Shares Outstanding - Basic	2,680,731	2,659,132

Net Income (Loss) Per Common Share - Diluted	$0.05	$(0.58)
Weighted Average Number of Common Shares Outstanding - Diluted	2,871,901	2,659,132

BALANCE SHEET	March 31, 2022	December 31, 2021
	Unaudited	Audited
Cash	$841	$643
Restricted Cash	776	1,582
Accounts Receivable	14,695	14,548
Employee Retention Credit Receivable	5,209	5,209
Inventories, Net	21,187	19,434
Contract Assets	8,114	8,698
Prepaid Expenses and Other Current Assets	1,996	1,660
Property and Equipment, Net	5,922	5,833
Operating Lease Assets	8,706	8,983
Other Intangible Assets, Net	465	501
Total Assets	$67,911	$67,091

Accounts Payable	$14,012	$12,710
Lease Obligations, Finance & Operating, Net	10,823	11,255
Accrued Payroll and Commissions	4,890	4,045
All Other Liabilities	4,325	4,009
Line of Credit	7,526	8,959
Shareholders’ Equity	26,335	26,111
Total Liabilities and Shareholders’ Equity	$67,911	$67,091

CASH FLOW STATEMENT	March 31, 2022	March 31, 2021
	Unaudited	Unaudited
Cash Flows from Operating Activities
Net Income (Loss)	$138	$(1,554)
Depreciation and Amortization	486	477
Compensation on Stock-Based Awards	48	34
Change in Accounts Receivable Allowance	38	379
Change in Inventory Reserves	97	(394)
(Gain) Loss on Disposal of Assets	(15)	59
Changes in Current Operating Items
Accounts Receivable	(188)	2,732
Inventories	(1,852)	(2,777)
Contract Assets	585	(778)
Prepaid Expenses and Other Assets	(263)	(299)
Accounts Payable	1,302	1,553
Accrued Payroll and Commissions	845	721
All Other Operating Items	269	(1,050)
Net Cash Provided By (Used In) Operating Activities	$1,491	$(897)

Cash Flows from Investing Activities
Proceeds from Sale of Property and Equipment	15	-
Purchase of Intangible Asset	-	(64)
Purchase of Property and Equipment	(529)	(208)
Net Cash Used In Investing Activities	$(514)	$(272)

Cash Flows from Financing Activities
Net Change in Line of Credit	(1,434)	(1,128)
Principal Payments on Long-Term Debt	-	(124)
Principal Payments on Financing Leases	(184)	(162)
Stock Option Exercises	33	-
Net Cash Used In Financing Activities	$(1,585)	$(1,415)

Net Change in Cash	$(608)	$(2,583)
Cash - Beginning of Period	2,225	3,565
Cash - Ending of Period	$1,617	$982

	THREE MONTHS ENDED
	March 31,
RECONCILIATION TO ADJUSTED EBITDA	Unaudited	Unaudited
	2022	2021

Net Income (Loss)	$138	$(1,554)
Interest expense	98	86
Tax benefit	(67)	(707)
Depreciation & amortization expense	486	477
Restructuring	-	219
Gain on asset sale	(15)	-
Adjusted EBITDA	$640	$(1,479)